UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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ACORDA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 4, 2020

Dear Fellow Shareholder,

On Friday, August 28, Acorda Therapeutics will reconvene its special meeting of shareholders, which was adjourned on July 31, 2020 in order to provide shareholders more time to vote on Proposal One. Importantly, Proposal One seeks to allow the Company to increase its authorized shares. If approved, Proposal One will give us access to additional shares needed to cover interest payable on, and potential conversion to equity of, our outstanding debt. Without your support on Proposal 1, we could be forced into bankruptcy.

Stockholders have thus far strongly supported Proposal One. The nation’s two leading proxy advisory firms, ISS and Glass Lewis, both recommend their clients vote FOR Proposal One. Additionally, at the July 31st Special Meeting, approximately 80% of the shares that had been voted on Proposal One were voted in its favor. However, the favorable votes on Proposal One were less than the absolute majority of all outstanding shares needed for approval. Thus, your vote is important, no matter how many or how few shares you may own.

PROTECT THE VALUE OF YOUR INVESTMENT—VOTE TODAY!

If you have not yet voted your shares, please promptly vote FOR by following the easy instructions on the enclosed proxy card or voting instruction form.

If you previously voted against Proposal One, we urge you to reconsider in light of the serious, negative effect that failure to approve Proposal One could have on the value of your investment. Please promptly vote FOR Proposal One by following the easy instructions on the enclosed proxy card or voting instruction form. You have the right to change your vote--only your latest-dated vote will count.

If you have already voted FOR Proposal One, we thank you! There is no need to resubmit your vote.

YOUR SUPPORT WILL HELP KEEP THE PATH TO FUTURE VALUE OPEN

Our leadership team and board are united in believing that we are on a path to driving value for our shareholders, the patients we serve, and our associates. If you have any questions about Proposal One, please contact Tierney Saccavino at tsaccavino@acorda.com. If you have questions about how to vote your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free: (877) 717-3929 (from the U.S and Canada) or (412) 232-3651 (from other locations).

We appreciate your support,

Ron Cohen, M.D.

Founder, President and CEO

420 S AW M ILL R IVER R OAD	P HO NE : (914) 347 - 4300	E - M AIL : A CO R DA @ A CO RDA . C OM
A R D SLEY , N Y 10502	F AX : (914) 3 47 - 4560	W EBSITE : W W W . A CO RDA . C OM